As filed with the Securities and Exchange Commission on February 9, 2005
                                                                       811-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Madison Strategic Sector Premium Fund

Address of Principal Business Office:
         550 Science Drive
         Madison, Wisconsin 53711

Telephone Number: (608) 274-0300

Name and address of agent for service of process:
                  Frank Burgess
         Madison Asset Management, LLC
         550 Science Drive
         Madison, Wisconsin 53711

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]      NO [   ]

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Madison in the State of Wisconsin on the 9th day of February, 2005.

                                         MADISON STRATEGIC SECTOR PREMIUM FUND

                                         By:   /s/ Frank Burgess
                                             ----------------------------------
                                              Frank Burgess
                                              Trustee
Attest:  /s/ Frank Burgess
         ---------------------
         Frank Burgess
         Trustee